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                                                                  EXHIBIT 10.19

                               CLARK/BARDES, INC.
                            2121 SAN JACINTO STREET
                                   SUITE 2200
                            DALLAS, TEXAS 75201-7906


                                                                   June 11, 1998

VIA FACSIMILE

Life Investors Insurance Company
  of America
c/o AEGON USA Investment Management, Inc.
Attention: Director of Private Placements
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-5335

Ladies and Gentlemen:

     In anticipation of the initial public offering (the "IPO") of common stock in Clark/Bardes Holdings, Inc. ("CBH"), Clark/Bardes, Inc., a Texas corporation ("we" or "the Company"), has offered to purchase from you the Common Stock Purchase Warrants (the "Warrants") of the Company issued to and held by you pursuant to the certain Note and Warrant Purchase Agreement dated as of September 8, 1997 (the "Agreement").

     On the terms and conditions herein stated, we agree to purchase the Warrants, and by your execution hereof you agree to sell the Warrants, for the consideration set forth on Annex A hereto. Upon the purchase and sale of the Warrants as contemplated hereby, the Registration Rights Agreement and the Participation Rights Agreement (as both such terms are defined in the Agreement) shall be of no further force and effect, and the Company shall immediately cancel the Warrants.
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                                                                   June 11, 1998

     Our obligation to purchase the Warrants, and your obligation to sell the Warrants, are expressly conditioned upon the satisfaction of each of the following conditions precedent:

     (a)  The IPO shall have been consummated not later than December 31, 1998;

     (b) CBH shall have received net proceeds from the IPO (i.e., net of underwriting discounts and commissions and net of expenses payable in connection with the IPO) of at least $35,000,000; and

     (c) CBH shall have contributed at least 95% of the net proceeds from the IPO to the Company (or to its successor from the contemplated reincorporation merger of the Company with and into Clark/Bardes, Inc., a Delaware corporation).

     In order to induce you to enter into this letter agreement, the Company hereby represents and warrants as of the date hereof and, except with respect to the representation and warranty set forth in clause (v) below, as of the date of the sale and purchase of the Warrants, as follows:

     (i) The Company has all requisite corporate and other power and authority to execute, deliver and perform its obligations under this letter agreement.

     (ii) The execution, delivery and performance by the Company of this letter agreement have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly executed and delivered this letter agreement, and this letter agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (iii) Neither the execution and delivery of this letter agreement by the Company nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any security interest, lien or other encumbrance upon any of the properties or assets of the Company pursuant to, its articles of incorporation or bylaws, any award of any arbitrator or any agreement (including any agreement with shareholders), instrument, order, judgment, decree, statute, rule or regulation to which the Company is subject.

     (iv) No authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body or any other person or entity is required in connection with the execution and delivery of this letter agreement by the Company or the fulfillment of or compliance with the terms and provisions hereof by the Company.


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                                                                June 11, 1998

     (v) The current Exercise Price (as defined in the Warrants) of the Warrants is $2.95 per share, and no event has occurred since September 8, 1997 which, under the terms of the Warrants, would cause or require an adjustment to such Exercise Price.

     If you are in agreement with the foregoing, please sign in the space provided below and fax a copy of this letter agreement to the Company at (214) 871-7690, Attention: Melvin G. Todd, whereupon this letter agreement shall become a binding agreement between us.

                                        Very truly yours,

                                        Clark/Bardes, Inc.

                                        By:      /s/ MEL TODD
                                           ---------------------------
                                           Name: Mel Todd
                                           Title: President & CEO

Life Investors Insurance Company
  of America

By:   /s/ GREGORY W. THEOBALD
   ------------------------------
   Name:  Gregory W. Theobald
   Title: Vice President &
          Assistant Secretary




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                                    ANNEX A

                     CONSIDERATION FOR PURCHASE OF WARRANTS

Date:     June 11, 1998

To:       Keith Staudt

Re:       Common Stock Purchase Warrants of Clark/Bardes, Inc.

Dear:     Mr. Staudt

This letter describes the agreement between Clark/Bardes, Inc. and Life Investors Insurance Company of America ("Life Investors") as to the treatment of the 1,016,949 Common Stock Purchase Warrants held by Life Investors.

Clark/Bardes, Inc. intends in the near future to file a Registration Statement with the Securities and Exchange Commission in order to make an initial public offering ("IPO"). Life Investors has the right pursuant to the Registration Rights Agreement, dated September 9, 1997, to include its warrants in any Registration Statement filed by Clark/Bardes, Inc. In exchange for Life Investors not requesting registration of its Warrants in this Registration Statement, Clark/Bardes, Inc. will pay $3,000,000 in cash to Life Investors in exchange for all of the Warrants held by Life Investors. This $3,000,000 payment shall be received via fed wire by Life Investors before or simultaneous with the completion of the IPO.

This offer is conditioned upon the completion of the IPO by December 31, 1998 and successful completion of satisfactory documentation evidencing this agreement.


Life Investors Insurance Company of America


By: /s/  GREGORY W. THEOBALD
    ------------------------------------
    Gregory W. Theobald
    Vice President & Assistant Secretary



Clark/Bardes, Inc.


By: /s/  MEL TODD
    ------------------------------------
    Mel Todd
    President & CEO